SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

KLEGG ELECTRONICS, INC.
(Name of Small Business Issuer in its Charter)

Nevada	20-3690457
(State or other jurisdiction of incorporation or organization)	(IRS Employee Identification No.)

6320 Mcleod Drive, Suite #3
Las Vegas, Nevada 89120

(Address of Principal Executive Offices)

(702) 740-4980]
(Issuer Telephone number)

Securities to be registered under Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which Each class is to be registered
N/A	N/A

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value

Title of Class

EXPLANATORY NOTE

The Registrant is a small business issuer and has completed Part I of this Form 10-SB by using Alternative 3.

FORWARD LOOKING STATEMENTS

This Registration Statement on Form 10-SB contains “forward-looking statements.” These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry. Words such as “believe,”  “anticipate,”  “expect,”  “intend,”  “plan,”  “may,” and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section of this Form 10-SB titled “Description of Our Business”, as well as the following:

•	whether we are able to successfully market our concept,

•	whether we will be able to obtain the financial resources we need to continue our operations;

•	whether we will be able to compete successfully with others in our industry;

•	whether we will continue to receive the services of our management team;

and other factors, some of which will be outside our control. You are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. You should refer to and carefully review the information in future documents we file with the Securities and Exchange Commission.

Item 1.        Description of Business.

Klegg Electronics, Inc. (“Klegg”, or “we” or “us” or “our” or the “Company” or “Registrant”) is a Nevada Corporation originally incorporated on July 16, 2003 under the name Vault Financial Services (“Vault”). On November 21, 2003 the Company filed a Certificate of Amendment with the State of Nevada changing its name to Stanley Allen Group. On April 15, 2005 the Company filed a Certificate of Amendment changing its name to Global Aerial Surveillance. These changes were due to changes in company control and or charter. On June 3, 2005, the shareholders and directors of the Company approved an Acquisition Agreement by and between the Company and Klegg Audio North America (“Klegg Audio”), a Delaware corporation, whereby Klegg Audio merged into the Company with the Company as the surviving entity. The shareholders of Klegg Audio became the shareholders of the Company with the same ownership, whether by shares or percentage, as they held in Klegg Audio. Concurrently with the merger, the Company’s sole officer and director resigned and the officers and directors of Klegg Audio were appointed to manage the Company. The new directors and shareholders of the Company then approved a name change to Klegg Electronics, Inc., which became effective June 3, 2005.

Beginning with Klegg Audio, we have conducted our business activities in the consumer electronics industry since October 2003. Our telephone number is (702) 740-4980. Our website address is www.klegg.com . The information on our website is not a part of this Registration Statement.

Summary of our Business

We design, distribute and market high-quality audio, video and home theatre equipment, as well as portable electronics products. Our products include liquid crystal display (LCD) and plasma flat panel televisions ranging in size from 37” to 63”, LCD media personal computer (PC) televisions ranging in size from 26” to 55”, the world’s smallest MP3 players (the Klegg-Mini), digital entertainment servers, surround sound stereo systems, GPS Systems and high fidelity components and systems. We categorize our products under three product lines, Klegg Platinum - high-end products, Klegg Genesis - consumer level products, and Klegg Commercial - commercial grade products. Our products are primarily sold under the brand name “Klegg”, “Genesis by Klegg”, as well as private labels. Our strategy has been to build a portfolio of innovative high-quality consumer electronics products which offer delares, resellers, and retailers flexible merchandising programs. Our High-end Platinum line and Commercial line flat panel TV’s and audio equipment are sold through approximately 45 authorized dealers operating 30 retail electronics stores throughout the United States. Our Genesis product line will be sold through nationwide retailers, and online through various e-tailers and our website at www.klegg.com. All of our products are manufactured by independent manufacturers.

The Consumer Electronics Industry

The consumer electronics industry is large and diverse, encompassing a wide variety of technologies and products, including televisions, DVDs, audio systems, CD players and portable MP3 players. The Consumer Electronics Association (“CEA”) estimates that total factory sales of consumer electronics products in 2005 were approximately $125 billion, an increase of 11 % from 2004. CEA estimates that factory sales will grow to approximately $135 billion by the year 2006, and believes that the consumer electronics industry is one of the fastest growing sectors of the United States economy. It is estimated that in 2006 the average United States household will spend $876 on consumer electronics products.

Growth Strategy

We plan to establish the Company as a leading supplier of high-quality consumer electronics products. We believe that our high-quality cutting edge products, superior design capabilities, flexible and low-cost sourcing and superior service offered both prior to and after-sale provide us with distinct competitive advantages. We plan to continue to grow our business using a strategy comprised of the following principal elements:

- CONTINUE TO OFFER HIGH-QUALITY PRODUCTS. We design and market products which are innovatively designed and provide exceptional performance features. In addition to broadening our product offering (as described below), we plan to continue to offer our customers high-quality products at competitive prices.

- EXPAND CUSTOMER BASE. We believe that we have significant opportunities to expand our customer base in the United States. We intend to aggressively target specialty consumer electronics retailers to join our network of retail dealers throughout the United States. We also intend to use our existing relationship with music retailers such as Tower Records and others to penetrate the United States market in such retailers’ stores. We recently shipped our first order of the Mini-Klegg MP3 player to Tower Records. In addition, we continually seek to expand our distribution channels through various means. We also intend to penetrate additional markets located in Western Europe, Australia, and China. To date, we have not entered such markets due to limited financial and human resources. With the increased growth of the middle class in these countries, we believe that there are significant opportunities in these markets. To gain entrance in these markets, we intend to hire additional sales representatives to focus on these markets and to utilize our contacts with existing customers who already have a presence in these areas.

- EXPAND INTERNET OPERATIONS. We currently sell our mini-Klegg MP3 players over the internet through our own website www.klegg.com. We intend to expand our product offerings over the internet to include other online retailers.

- DEVELOP STRATEGIC ALLIANCES. We intend to develop strategic alliances with local and regional home builders, condominium developers, and home theater installation companies.

Products

We design, distribute and market high-quality consumer electronics products, including LCD and Plasma Flat Panel TVs, LCD media PC TVs, digital entertainment servers, the world’s smallest MP3 players (the Klegg-Mini), GPS navigation systems, surround sound stereo systems, personal media players, high fidelity components and systems, to a wide variety of customers. Our core business currently consists of the following consumer electronic products:

Plasma and LCD Televisions

KP 4201- The Klegg 42 “ Plasma is high definition and is enclosed in brushed aluminum, this plasma has a luxurious look and feel. The resolution is 1024(H) × 768(V) pixels and the contrast ratio is 10,000:1.

KP500I-The Klegg 50” Plasma is enclosed in brushed aluminum, this plasma has a luxurious look and feel. The resolution is 1366(H) × 768(V) pixels and the contrast ratio is 10,000:1.

KP6301-The Klegg 63”Plasma is enclosed in brushed aluminum; this plasma has a luxurious look and feel. The resolution is 1366(H) × 768(V) pixels and the contrast ratio is 10,000:1.

KL4201-The Klegg 42” LCD Television is enclosed in brushed aluminum. The resolution is 1366(H) × 768(V) pixels and the contrast ratio is 1200:1.

KLM4001 -The Klegg 40” Media Center LCD TV. The Klegg Media Center Television incorporates a full PC with 400MB Hard Disk and 2GB of RAM running Microsoft Windows Media Center.

KL3201-The Klegg 32” LCD Television is enclosed in brushed aluminum. The resolution is 1366(H) × 768(V) pixels and the contrast ratio is 1200:1.

The Klegg Enterastream Digital Entertainment Server

The Klegg Enterastream Digital Entertainment Server is the central focus for Klegg Electronics home entertainment center.  It is the vision of Klegg Electronics to provide a seamless home entertainment center where all aspects of home entertainment work together and consumers can transfer content from one product to another.   The Klegg EnteraStream Digital Entertainment Server is the first step in making this vision a reality.   The Klegg EnteraStream Digital Entertainment Server’s attributes include:

•	Play a DVD or save up to 250 DVDs in the Video Library so you can watch them anytime, as many times as you want.

•	Store your entire music collection (up to 20,400 hours of music) in the Music Library.

•	Burn your favorite music playlists onto CDs.

•	Store up to 1,500,000 digital photos in the Photo Library and show them in your Home Theater, on your TV or share them over the Internet.

•	Use your server as a stand alone system and pause live TV or record up to 1200 hours of TV programs.

•	Burn recorded TV on DVDs.

•	Get up-to-the-minute information about weather, your personal financial portfolio and local movie listings ... even Surf the Web.

•	Access and manage entire media libraries and schedule TV recordings from EnteraStream’s own Web site, from home or the office.

The Klegg EnteraStream Digital Entertainment Server has enough storage to save all of your DVDs, CDs, recorded TV, home videos, downloaded Internet videos and digital photos.  With 1.2 Terabytes of digital media storage, Klegg EnteraStream Digital Entertainment Server media libraries are almost limitless.

Audio Products

M6 501- The M6 is a high-end home theater system featuring the smallest speakers currently available.  The egg-shaped M6 speakers are enclosed in zinc-alloy, with gold-plated connectors and are 100% magnetically shielded.   The system includes 5 satellite speakers, a receiver and a subwoofer.

M8 601- The M8 is a larger speaker system compared to the M6.  The M8 is also enclosed in zinc-alloy, with gold-plated connectors and is 100% magnetically shielded.   The M8 speakers have greater power to handle larger rooms.  The system includes 6 satellite speakers, a receiver and a subwoofer.

KG 010- Klegg Speaker Stands.  Iron gooseneck stands hold both the M6 and M8 speakers.

KG 020- Klegg Wall Mounts.  The Klegg wall mount also doubles as a table mount.  The mounts swivel to provide sound to a specific direction.  The KG 020 supports both the M6 and M8 products.

I9- The I9 speaker is a completely enclosed in-wall speaker with a swivel dome tweeter and fiberglass woofer.  Unlike most in-wall speaker products, the I9 provides consistent sound despite installation location due to its full enclosure.

C7-The C7 speaker is a completely enclosed in-ceiling speaker with a swivel dome tweeter and fiberglass woofer.  Unlike most in-ceiling speaker products, the C7 provides consistent sound despite installation location due to its full enclosure.

Mobile Products

Mini MP3 player-The Klegg Mini plays hours of digital music with extraordinary sound quality.   With the Klegg Mini Color Display MP3 player, you can also view your favorite photo collection inside of the player.

Mini V12 GPS Media Player - The Mini V12 GPS media player allows for accurate voice guided navigation, playback of MP3 files WMA files, MPEG4 files and AVI video Files.

Components

AVR7100-The Klegg 7.1 Receiver features two zones and 7 channel pre-outs.  The receiver delivers 120 watts per channel.

Product Design and Development

Our high-quality consumer electronic products have unique and innovative technical features and design. Competition in this segment is dependent on technical features, product design, visual appeal and price. As such, we recognize that superior product design and performance provides an important competitive advantage. We believe that the superior design, innovative features and style of our products distinguish them from those of our competitors and help drive consumer purchasing decisions.

We believe that the enhancement and extension of our existing products and the development of new product categories have contributed significantly to our growth to date and are necessary for our continued growth. Our product design and engineering team evaluates new ideas and seeks to develop new products and improvements to existing products to satisfy industry requirements and changing consumer preferences. We select design and manufacturing specifications that are adaptable and implement available technology features which we believe will be appealing to consumers. We seek to identify trends in consumer preferences and to generate new product ideas.

In addition, we highlight the design and style features of our products with detailed descriptions and illustrations on packaging, which we believe further distinguishes our products from those of our competitors. We believe that this packaging strategy makes our products more attractive to consumers and facilitates an understanding of the product features in retail locations where salespersons may not be available to provide detailed explanations and demonstrations.

Sales and Distribution

We use a network of manufacturer’s representatives to sell our products to our customers. We sell all of our Platinum and Commercial line products, through a network of dealers, which are primarily specialty consumer electronics retailers, located throughout the USA. The Klegg Genesis line products are sold online through our various e-talier website and will be sold through regional and national retailers.. We do not have long-term contracts with any of our customers, but rather receive orders on an ongoing basis. Products imported by us are shipped by ocean freight and stored in our warehouse or contracted public warehouse facilities, for shipment to dealers and customers. All merchandise received by us is automatically updated into our inventory system.

We have implemented an integrated system to coordinate purchasing, sales and distribution segments of our operations. We are equipped to receive orders from our dealers electronically or by the conventional modes of facsimile, telephone or mail.

Marketing

A majority of our sales are made through our independent dealer network. The dealers in our network finance their own advertising of the products that they carry and sell, which include our products. In addition, we provide discounts on products for co-marketing opportunities. We promote our products to dealers via advertising in trade magazines and attending trade shows nationwide.

The products that we do not sell through the dealer network or retailers, we market via web advertising.

We also intend to market our products directly to consumers through relationships with new homebuilders. After a purchaser chooses their home they would have the option of meeting with a Klegg design specialist. This design specialist will help the purchaser determine which technologies and audio-video products would best fit their needs in their new home. These types of arrangements with homebuilders allow us to market our products directly to consumers and our services assist the homebuyer in determining and designing their technology needs.

Manufacturing

We are responsible for the final design and specifications of all of our products. Actual assembly is performed by one of our independent manufacturers in accordance with specifications mandated by us.

Our manufacturers are located in Korea, China and Taiwan. All of our suppliers assemble products with components that they purchase from third parties who manufacture these types of components. We have no agreement with the component suppliers. We believe that this is the standard method of operating and contracting for the manufacture of products in the consumer electronics industry. During production, our employees coordinate with the independent manufacturers’ facilities to monitor and facilitate timely manufacture and delivery of products produced to our specifications.

We consider the relationship with our independent manufacturers and component suppliers to be good and believe that, absent extreme circumstances affecting the supply of materials or the demand on manufacturing time, the supply of products will be available when needed. We do not maintain long-term purchase contracts with manufacturers and we operate principally on a purchase order basis. We do not believe that we are dependent on any single manufacturer for any of our products, and that the loss of any one manufacturer would not have a long-term material adverse effect on us because other independent manufacturers with which we do business would be able to increase production to fulfill our requirements. However, the loss of a significant supplier could, in the short-term, materially and adversely affect our business until alternative supply arrangements could be secured.

Quality Control

We employ a quality control inspector who inspects our products before each shipment is sent from our manufacturers to ensure that such products meet both our quality standards and industry standards. Additionally, our quality control team does a second quality control inspection when our products arrive in the United States. If our quality control team feels that the tested products do not meet both our standards and industry standards, such products are not accepted by us for shipment to our customers and are returned to the manufacturer, without any expense to us.

Product Returns and Warranty Claims

We offer our customers limited warranties comparable to those offered to retailers by our competitors and accept returns from our customers in accordance with customary industry practices, on most of our products. If a low priced item is returned, we generally do not repair the item, but will generally return it to the manufacturer for either credit or exchange. Higher priced items returned to us are generally repaired with parts supplied by the manufacturer. We generally have the ability to return all defective products to the manufacturer for either credit or exchange.

Trademarks

We have trademarked the name “Klegg”, and “Genesis by Klegg” in the United States and other countries .We intend to renew all such trademarks before their expiration. We consider the “Klegg” trademarks to be of material importance to our business.

Regulation

Most of our customers (as well as several state and local authorities) require that our products meet the electrical safety standards of the Underwriters Laboratories, Inc. We ensure that all of our products sold in the United States which require electrical safety approval are registered with the Underwriters Laboratories, Inc. Certain of our products sold for use in the United States must be registered with and approved by the Federal Communications Commission (“FCC”). We have not experienced difficulty in satisfying such standards.

Competition

The consumer electronics industry is extremely competitive and is dominated by large well-capitalized companies. We compete with the entire electronics industry for consumer dollars, shelf space and promotional displays for products and sales support. Our competitors may not rely on external financing or relationships with independent manufacturers to the same extent as we do. Furthermore, our competitors may have cost advantages depending on labor costs, currency exchange rates and other factors in the countries where their manufacturing operations take place, relative to the countries where our products are manufactured. We have adopted a marketing strategy that targets the high-quality segment of the consumer electronics market. There is competition among a number of brands in this market, including Bang & Olufsen, Bose, Sony, Pioneer, as well as numerous other foreign-based manufacturers and distributors. In addition, we also compete with companies focused on the value-priced segment of the market. These companies compete with our products for consumer dollars, shelf space and sales support.

Employees

As of July 15, 2006, we employed [10] persons, which include 3 senior executives, 2 administrative personnel, 4 support staff, and 1 full-time non-unionized hourly laborer. We believe that our relationship with our employees is good. We are not party to any collective bargaining agreement, nor are we aware of any effort to organize our employees into any union or similar organization.

Properties

We currently lease warehouse and office space at two locations in Las Vegas, Nevada. We occupy approximately 1,114 square feet of office space and 731 square feet of warehouse space at 6320 Mcleod Dr. #3 Las Vegas, NV 89120, where our monthly rent is $2,339. This lease expires in February 1, 2008. . Furthermore we utilize approximately 700 square feet of a 80,000 square foot public warehouse located at 2550 Sunset Blvd, Las Vegas NV, where our month to month rent is approximately $200. Management believes that our current facilities are adequate and suitable for our present business.

Legal Proceedings

The Company is not involved in any material legal proceedings.

Risk Factors Concerning our Business and Operations:

Prospective purchasers of our securities should carefully consider the following factors, in addition to the other information contained in this Registration Statement, in connection with investments in the Shares offered hereby. This Registration Statement contains certain forward-looking statements which involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Registration Statement. An investment in the Shares offered hereby involves a high degree of risk.

We have had limited revenues and have sustained net losses to date and we may not be able to increase our revenues to a level sufficient to sustain our operations

For the nine months ended September 30, 2006 we generated an aggregate of $452,124 in revenues and incurred a net loss of $752,963. For each of the years ended December 31, 2005 and 2004 we generated revenues of $226,942 and $227,879, respectively, and incurred net losses of $79,878 and $100,729, respectively. If we are unable to increase our revenues significantly it is unlikely that we will become profitable in the near future, if at all. If we continue to incur net losses we may not be able to continue to operate our business, or if we do continue to operate our business we may need to curtail our operations significantly.

We may be unable to continue as a going concern in which case our securities will have little or no value.

Our independent auditor has noted in its report concerning our financial statements as of December 31, 2005 that we have incurred recurring losses from operations and have a working capital deficiency, which raises substantial doubt about our ability to continue as a going concern. As shown in the consolidated financial statements attached hereto, we have incurred recurring losses from operations of $79,878 and $100,729 in 2005 and 2004, respectively, we have an accumulated deficit of $275,915, and a working capital deficit of $28,458 as of December 31, 2005. We had a loss from operations of $752,963 for the nine months ended September 30, 2006 and our stockholders deficit at September 30, 2006 was $119,554. These conditions raise substantial doubt as to our ability to continue as a going concern. We cannot assure you that we will achieve operating profits in the future.

If new products that we introduce into the market are not accepted our business model may fail

Our ability to execute our business plan will be dependent upon our ability to identify, obtain and develop products that can be sold through our dealer network and through our website at acceptable profit margins. There can be no assurance that we will be able to successfully develop and introduce new products under our own brand names, that any such products will meet with consumer acceptance in the marketplace or that any such products will be sold at acceptable profit margins.

The loss of any of our key customers would have a material adverse effect on our operations

During the year ended December 31, 2004 (“Fiscal 2004”) approximately 80% of revenues were derived from sales to 5 customers. During the year ended December 31, 2005 (“Fiscal 2005”) approximately 60% of revenues were derived from sales to 1 customer. We lost that customer at the end of 2005 and now our customer base is much broader. Therefore, during the nine months ended September 30, 2006, our revenues have not been concentrated in a few customers. We believe that we have good relationships with our customers. However, we have no long-term contracts with any of our customers, all of which purchase products from us pursuant to individually placed purchase orders. There can be no assurance that our customers, including any of our larger customers, will continue to purchase merchandise from us. A loss of one or more of these customers could have a material adverse effect on our business and results of operations. See “Business--Sales and Distribution” and “Business--Marketing.”

Since we rely upon third-party manufacturers to manufacture all of our products, the loss of one or more of our manufacturers would result in our inability to timely deliver products to our customers

To date, most of the products sold by us have been purchased from third-party manufacturers and distributors, primarily located in China. We do not enter into long-term contracts with such third parties but instead purchases merchandise pursuant to individually placed purchase orders. There can be no assurance that our manufacturers will dedicate sufficient production capacity to meet our scheduled delivery requirements or that our manufacturers will have sufficient production capacity to satisfy our requirements. Typically, we develop the design of a particular product and the manufacturer meets such specifications. Accordingly, we are dependent on the ability of our manufacturers to, among other things, meet our design, performance and quality specifications, as well as the quality and delivery requirements of our customers. Recently, the economies of many Asian countries have experienced financial pressures, including the devaluation of their currencies and a shortage of capital. In the event that the crisis were to cause one or more of our manufacturers to cease operations it could result in delays in obtaining merchandise.

Although we believe that our relationships with our suppliers are good and that we would be able to locate other sources of merchandise in the event of the loss of one or more of such suppliers, there can be no assurance that we will not experience delays or other difficulties in obtaining merchandise. Such delays or difficulties would have a material adverse effect on our business and results of operations. See “Business--Manufacturing.”

If we are unable to adequately manage our inventory our operations could be materially adversely effected

We are subject to significant risks in connection with our inventory management. In order to assure an adequate supply of products to meet the relatively high demand during the third and fourth quarters of each calendar year, the Company must commit to acquire products two months in advance of delivery. If we underestimate our need for inventory or experience delays in production, we may have to pay a significant premium to obtain the necessary contract-manufacturing capacity or ship products by air rather than less expensive ground or sea transportation in order to meet customer orders. In such event, profit margins, sales and/or customer relationships could be materially adversely affected. Similarly, if we overestimate our inventory needs, we will be required to reduce prices in order to dispose of such inventory or increase borrowings to finance the carrying costs of such inventory, thereby adversely affecting our profitability and cash flows. There can be no assurance that we will be able to borrow such amounts on reasonable terms, if at all. To the extent that we are unable to adequately plan, time and budget our sourcing and manufacturing operations, incur delays in delivery, fail to adequately forecast prices and demand or reduce costs when necessary, a material adverse effect on our business, financial condition and results of operations could result.

We incur expenses as a result of product returns and warranty claims. Such returns and warranty claims may result from defective goods, inadequate performance relative to customer expectations, improper packaging, liberal retailer return policies and other causes which may be outside our control. During Fiscal 2005, approximately 80% of the Company’s gross sales were made under net sale arrangements, whereby the Company’s customers are responsible for product returns, which cannot be returned to the Company. The remainder of the sales are returnable only for defects. While the Company plans to maintain or increase the percentage of sales that are on a net basis, there can be no assurance that the Company will be successful in maintaining or increasing such percentage. Any significant increase in product returns and warranty claims could have a material adverse effect on the Company’s business, financial condition and results of operations.

We face intense competition in the consumer electronics industry

Our market segment is highly competitive. The consumer electronics market is divided among a large number of domestic and foreign-based manufacturers and distributors. Many of our competitors have or may obtain significantly greater financial and marketing strength and resources than we have, enabling them to compete more effectively than we can. In addition, our products compete at the retail store level for shelf space, which has an impact on our established and proposed distribution channels. Competition, or failure of consumers to accept existing or new products, may result in reduced sales, reduced profit margins, or both. There can be no assurance that we will not encounter increased competition in the future, which could have a material adverse effect on our ability to successfully market existing products, develop new products or expand our business. See “Business--Competition.”

The loss of any of our key personnel would have a material adverse effect on our ability to continue to operate

Our future success will depend to a significant extent on the efforts of key management personnel, particularly Dennis Gentles, our Chairman, President and Chief Executive Officer, Andy Chang our Asia Division President, and Dorben Gentles, our Marketing Director. The loss of any of these key employees could have a material adverse effect on the our business. In addition, we believe that our future success will depend in large part upon our continued ability to attract and retain highly qualified management (including a Chief Financial Officer), as well as technical and sales personnel. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business. See “Management.”

Retail Industry

The retail industry is significantly affected by many factors, including changes in the national economy and in regional and local economies, confidence in the overall economy, changes in consumer preferences and increases in the number of retail operations. Factors such as inflation may have a greater effect on the retail industry than on other industries. As a result of these and other pressures, several retail firms have filed for bankruptcy protection. Although, during the past three years, we have written off only insignificant amounts as a result of such bankruptcies, the loss of a significant number of our customers could have a material adverse effect on the business and results of operations of the Company. We maintain a credit insurance policy whereby we are insured against certain customer’s failure to pay their accounts receivable. Not all of our customers are covered by such policy.

If our product liability insurance is not sufficient to cover any such claims our business could be materially adversely effected

Any defects in our products that result in personal injury might result in consequences that could have a material adverse effect on the Company’s business, financial condition and results of operations. We maintain insurance to cover such risks; however, the coverage in certain events may not be adequate to insure against all product liability claims.

Risk of Doing Business in Foreign Countries; Risk of Import Limitations

Our products are principally manufactured by independent manufacturers in China. The Company does not have long-term contracts with any of its independent manufacturers. Manufacturing in China is subject to a number of risks including, but not limited to, transportation delays and interruptions, political and economic disruptions, the imposition of tariffs and import and export controls and quotas, loss of property or revenue from expropriation or political demands, and changes in governmental policies. While to date we have not experienced any material adverse effects due to such risks, there can be no assurance that such events will not occur in the future and possibly result in increases in costs and delays of, or interference with, product deliveries resulting in losses of sales and damage to customer relationships.

Generally, China and other countries in which the Company does business may not offer legal mechanisms to redress an unfair trade practice, contract breach or other problem requiring the enforcement of contractual provisions or other redress. In particular, Asian countries generally do not have a well-developed, consolidated body of law governing foreign investment enterprises, and the administration of laws and regulations by government agencies may be subject to considerable discretion and variation and administrative review and approval by various national and local agencies of Asian governments. As a result, in the event of any damage to the Company resulting from the breach of a contract, the failure to fulfill manufacturing commitments, the taking of Company property, or other similar event creating a loss for the Company or interruption of its business, there may not be an adequate avenue of recourse against the parties responsible for such damages.

Most Favored Nation Risk

Presently, products imported into the United States from Asian countries are subject to favorable duty rates based on the “Most Favored Nation” status of such countries (“MFN Status”). MFN Status is reviewed on an annual basis by the United States President and Congress and was recently renewed for such countries.

If MFN Status for goods produced in Asian countries was removed, there would be a substantial increase in tariffs imposed on goods of Asian origin entering the United States, including those sold by us, which could have a material adverse effect on the supply and cost of products manufactured in such countries, and consequently on our business, financial condition and results of operations. Although we produce products in other locations, at the present time, we plan to continue our production primarily in China.

Government Regulation

Most of our customers (as well as several state and local authorities) require that our products meet the electrical safety standards of the Underwriters’ Laboratories, Inc. Certain of our products sold for use in the United States must be registered with and approved by the United States Federal Communications Commission (the “FCC”). Products sold in Canada must comply with the standards of the Canadian Standards Association. In addition, our products must meet the applicable safety standards imposed by any other countries in which we intend to sell our products. We are subject to numerous tariffs, duties, charges and assessments on the import of our products. We retain import agencies and expediters to facilitate the import of our products and the payment of these charges and duties. Although these duties and charges have not substantially affected our ability to market our products for delivery in the United States and elsewhere, regulations affecting these charges and duties are subject to change, which could have the effect of increasing the cost of goods imported and sold by us. See “Business--Regulation.”

Seasonality

We generally experiences stronger demand for our products in the quarter ending December 31. Accordingly, to accommodate such increased demand, we are generally required to place higher orders with our vendors during the quarter ending June 30, thereby affecting our need for working capital during such period. On a corresponding basis, we also are subject to increased returns during the quarters ending March 31 and June 30, which adversely affects our collection activities during such periods, and also affects our liquidity. Operating results may fluctuate due to other factors such as the timing of the introduction of new products, price reductions us and our competitors, demand for our products, product mix, delay, available inventory levels, fluctuation in foreign currency exchange rates relative to the United States dollar, seasonal cost increases and general economic conditions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Risks Involved with Product Expansion and Expansion into United States and Other Markets

As part of our business strategy, we intends to acquire related and complementary businesses and product lines. There can be no assurance that we will be able to acquire such businesses and/or product lines or, if acquired, be able to manage the expanded operations effectively. Moreover, failure to implement financial and other systems and to add resources in connection with such acquisitions could have a material adverse impact on our results of operations and financial condition. Our acquisitions, if any, could involve a number of risks including the diversion of management’s attention to the assimilation of the product lines to be acquired, unforeseen difficulties in the acquired intangible assets and dilution in the ownership interest of stockholders as a result of the issuance of additional Common Stock or shares of preferred stock (the “Preferred Stock”) in connection with an acquisition. The Company has no present commitments, understandings or agreements for any acquisitions, and there can be no assurance that any such acquisitions will occur. See “Business--Growth Strategy.”

Freight and Transportation

We are dependent on independent freight haulers to ship our products to distribution facilities. Our ability to control our transportation and freight expenses is a significant factor in our gross profit margin. There is no assurance that we will be able to maintain acceptable freight and transportation pricing and arrangements. Furthermore, a labor slowdown, strike or other matters beyond management’s control may adversely affect our ability to ship our products on a timely basis or at all.

In order to implement our business plan we will need to secure additional financing, which may not be available to us, of if available may not be on terms acceptable to us

A part of our strategy is to acquire related and complementary businesses and/or individual product lines, although we have not presently identified any specific acquisitions. Our ability to make acquisitions may be dependent upon our ability to obtain additional financing. There can be no assurance that additional financing will be available on terms acceptable to us, or at all. In the event that we are unable to obtain such additional financing as it becomes necessary, we may not be able to achieve all of our business plans. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Shares Eligible for Future Sale

Of the 125,906,353 shares of Common Stock of the Company currently issued and outstanding, 101,102,000 shares are “restricted securities,” which are owned by “affiliates” of the Company, as those terms are defined in Rule 144 promulgated under the Securities Act. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. All of the “restricted securities” will be eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on The Nasdaq Stock Market or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years to sell such shares without regard to any of the volume limitations described above. Holders of all of such shares of Common Stock are affiliates of the Company. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company’s Common Stock prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the Common Stock and could impair our ability to raise capital in the future through the sale of equity securities. See “Shares Eligible for Future Sale.”

Risks Relating to an Investment in Our Securities:

To Date, We Have Not Paid Any Cash Dividends and No Cash Dividends Will be Paid in the Foreseeable Future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for the company’s operations.

The Application of the “Penny Stock” Rules Could Adversely Affect the Market Price of Our Common Stock and Increase Your Transaction Costs to Sell Those Shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our Common Shares are Thinly Traded on the “Pink Sheets”, You May be Unable to Sell at or Near Ask Prices or at All if You Need to Sell Your Shares to Raise Money or Otherwise Desire to Liquidate Your Shares.

Our common shares have historically been sporadically or “thinly-traded” on the “Pink Sheets”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly-traded “float” and lack of current revenues which could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes of any litigation to which the Company is a party; prolonged periods without out oil production; the termination of our sole operating asset; the sudden loss of our operating partner; and additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this Registration Statement. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in Our Common Share Price May Subject Us to Securities Litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our Officer and Director Owns or Controls Approximately 71% (including all options exercisable by him within 60 days of January 1, 2007) of Our Outstanding Common Stock, Which May Limit Shareholders’ Ability, Whether Acting Individually or Together, to Propose or Direct the Management or Influence the Overall Direction of our Company. Additionally, this Concentration of Ownership Could Discourage or Prevent a Potential Takeover of our Company that Might Otherwise Result in you Receiving a Premium over the Market Price for Your Common Shares.

As of January 1, 2007, our officers and directors beneficially own or control approximately 71% (including all options held by officers and directors that are exercisable within 60 days of January 1, 2007) of our outstanding common stock. These persons will have the ability to control substantially all matters submitted to our shareholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. For example decisions concerning merger opportunities, dilutive issuances of our capital stock or any other transactions requiring a vote of our shareholders would be controlled by our management. While our management does not have any voting agreements in place, if our officers and directors vote in favor of proposals developed by our board of directors, it is likely that such proposals will be approved regardless of the votes of our minority shareholders. In addition, because of the percentage of ownership and voting concentration in our directors and officers, elections of our board of directors will generally be within the control of our directors and officers. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with our directors and officers. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all shareholders of the company.

Our Issuance of Additional Common Stock, Preferred Stock or Options or Warrants to Purchase Those Shares, Would Dilute Your Proportionate Ownership and Voting Rights.

We are entitled under our articles of incorporation to issue up to 500,000,000 shares of common stock and 20,000,000 shares of preferred stock. After taking into consideration our outstanding common stock, options and convertible preferred stock at January 1, 2007, we will be entitled to issue up to 180,000,000 common. We have issued 19,200,000 shares of preferred stock which are convertible at anytime into 192,000,000 shares of our common stock. Our board may generally issue shares of common stock, options or warrants to purchase shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services. If we issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we deem appropriate at the time, your percentage ownership and voting rights will be diluted and could be diluted significantly if we issues large numbers of securities.

The Elimination of Monetary Liability Against our Directors, Officers and Employees under Nevada law and the Existence of Indemnification Rights to our Directors, Officers and Employees may Result in Substantial Expenditures by our Company and may Discourage Lawsuits Against our Directors, Officers and Employees.

Our articles of incorporation do not contain any specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, however we are prepared to give such indemnification to our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative Actions, Higher Insurance Costs and Potential New Accounting Pronouncements may Impact our Future Financial Position and Results of Operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Item 2.        Management’s Discussion of Analysis or Plan of Operation.

This Report on Form 10 contains forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Forward-looking statements generally are accompanied by words such as “anticipates,” “belief,” “believes,” “estimates,” “expects,” “intends,” “plans” and similar statements, and should be considered uncertain and forward-looking. Any forward-looking statements speak only as of the date on which such statement is made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause our results to differ materially from the results discussed in such forward-looking statements include, without limitation: going-concern considerations; uncertain continued ability to meet our development and operational needs in view of our serious working capital shortage; no assurances of and uncertainty of future profitability; our plan to enter new, untested markets; our dependence on our management and the requirement of additional management in order to execute our operating plan; the uncertainty of the U.S. economic recovery and economic trends; the impact of competitive services and pricing; the Sarbanes Oxley Act has increased our legal, accounting and administrative costs; and many of such risk factors that are beyond our control. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results anticipated in these forward-looking statements contained in this Report will in fact occur. All forward-looking statements wherever they may appear are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to update any such forward-looking statements.

The following is a discussion of the financial condition and results of operations of the Company for the year ended December 31, 2005 and the nine months ended September 30, 2006 and significant factors that could affect our prospective financial condition and results of operations. You should read this discussion in conjunction with the financial statements, including the notes thereto, of the Company included elsewhere in this Form 10. Historical results may not be indicative of future performance.

GENERAL OVERVIEW

We manufacture and market flat panel LCD and PLASMA TVs, Integrated Home Theater Systems, A/V Receivers, Media Servers, MP3 Players and portable digital media players. The Klegg Electronics product line is divided into three divisions: (1) the Klegg Platinum Series is classified as high-end and high-performance for custom installation; (2) the Klegg Genesis Series (Jan 2007) is comprised of moderately priced consumer products; and (3) the Klegg Commercial series (Jan 2007) feature products such as digital signage and hospitality TVs. Klegg Platinum products are manufactured with high quality components, have more features than standard products in the category and are much easier to integrate than other products. Klegg’s next generation “Smart Home Technology” allows multiple TVs, media and audio products to work together seamlessly. Klegg’s next generation products will communicate with each other over the internet and can be controlled from any location using a universal remote. To date, the primary channel for distribution of Klegg products has been specialty high-end retailers and custom installers.

In addition to expanding the Klegg network of high-end distributors and installers nationwide and increasing Klegg’s sales in 2007, our growth strategy includes the introduction of the Klegg Genesis line of moderately priced flat panel TVs, media servers and portable media players in January 2007 at big box retailers and the introduction of the Klegg Commercial flat panel TVs with control command chips designed for the hospitality industry.

We have positioned ourselves to be a full-scale consumer electronics designer, distributor and manufacturer with a focus on convergence (the combination of Consumer electronics with computers an information technology). Our goals are: 1) to become a developer/licenser, producer and distributor of consumer electronics equipment; 2) a leader in establishing itself as an innovator of new convergence technology; and 3) attempt to capture revenue and market share by expanding its distribution network

Our operating results and quarter-to-quarter margins may fluctuate in the future as a result of many factors, some of which are beyond our control. Historically, our quarterly margins have been impacted by:

•	Price Changes

•	Marketing Expenses

•	Economic conditions generally or in the consumer electronic industry

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Basis of Consolidation

The consolidated financial statements for the years ended December 31, 2005 and 2004 include the accounts of Klegg Electronics, Inc. and its wholly-owned subsidiary, Klegg Audio North America, Inc. The consolidated financial statements for the nine months ended September 30, 2006 include the accounts of Klegg Electronics, Inc. and its wholly-owned subsidiaries, Klegg Audio North America, Inc. and Smart Speaker Technology, Inc. Inter-company balances or transactions, if any, have been eliminated through consolidation.

Cash and Cash Equivalents

The Company considers those short-term, highly liquid investments with original maturities of three months or less as cash and cash equivalents.

Property and Equipment

Property and equipment is stated at historical cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which are five years.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company assesses potential impairments to its long-lived assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss may be required to be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or group of such assets) is less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and charged to the results of operations. At September 30, 2006 it was determined that there were no impairment adjustments required to be made to the carrying amount of the Company’s long-lived assets.

Income Taxes

The Company records deferred income taxes using the liability method as prescribed under the provisions of SFAS No. 109. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company’s assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of the deferred tax assets will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

RESULTS OF OPERATIONS

The following table sets forth our statements of operations for the nine months ended September 30, 2006 and 2005 and the years ended December 31, 2005 and 2004 in U.S. dollars:

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004
	(unaudited)	(unaudited)

Sales	$452,124	$160,919	$226,942	$227,879
Cost of sales	236,883	83,365	145,380	98,835

Gross profit	$215,241	$77,553	$81,562	$129,044

Selling, general and administrative expenses	966,020	52,807	149,4694	216,266

Other income and expenses
Interest expense	(2,184)	(417)	(11,746)	(13,507)

Net loss	$(752,963)	$24,746	$(79,878)	$(100,729)

Nine Months Ended September 30, 2006 and 2005

Sales for the nine months ended September 30, 2006 were $452,124, an increase of approximately $291,205, or 181%, from $160,919 for the nine months ended September 30, 2005. The primary reason for the increase in sales was the introduction and sale of the Klegg Mini, along with increase brand awareness through marketing and advertising.

Cost of sales for the nine months ended September 30, 2006 was $236,883, an increase of $153,518, or 184%, from $83,365 for the nine months ended September 30, 2005. The increase in cost of sales was primarily due to the purchase of Klegg Mini inventory.

Gross profit for the nine months ended September 30, 2006 was 215,241, an increase of approximately $137,688, or 177%, from $77,553 for the nine months ended September 30, 2005. The primary reason for the increase in gross profit was due to the increase in sales due to the addition of the Klegg Mini.

Selling and general administrative expenses were $966,020 for the nine months ended September 30, 2006, an increase of $872,141, or 929%, from $93,879 for the nine months ended September 30, 2005. The increase was primarily due to increase in employees, consultants, legal fees and marketing expenses.

Interest expenses for the nine months ended September 30, 2006 was $2,184, an increase of approximately $1,767, or 423%, from $417 for the nine months ended September 30, 2005. The increase was primarily due to the increase in long term debt.

Net loss for the nine months ended September 30, 2006 was $(752,963), an increase of approximately $780,708, as compared to the profit of $27,746 for the nine months ended September 30, 2005. The increase was primarily due to the increase of operating expenses and added research and development costs.

Years Ended December 31, 2005 and 2004

Sales for the year ended December 31, 2005 were $226,942, a decrease of $937 from sales of $227,879 for the year ended December 31, 2004. The primary reason for the decrease in sales was due to the closure of The Good Guys, previously our largest customer.

Cost of sales for the year ended December 31, 2005 was $145,380, an increase of approximately $46,545, or 47.1%, from $98,835 for the year ended December 31, 2004. The increase in cost of sales was primarily due to the addition of Flat Panel TVs to the product line and increased brand recognition.

Gross profit for the year ended December 31, 2005 was $81,562, a decrease of approximately $47,482, or 36.8%, from $129,044 for the year ended December 31, 2004. Our gross margin for the year ended December 31, 2005 was 35.9% as compared with 56.6% for the year ended December 31, 2004.

Selling, general and administrative expenses were $149,694 for the year ended December 31, 2005, a decrease of approximately $66,572, or 30.8%, from $216,266 for the year ended December 31, 2004. The decrease was primarily due to a decrease in payroll expense.

Interest expenses for the year ended December 31, 2005 was $11,746, a decrease of approximately $1,761, or 13.0%, from $13,507 for the year ended December 31, 2004. The decrease was primarily due to a decrease in short term borrowing.

Net loss for the year ended December 31, 2005 was approximately $79,878, a decrease of approximately $20,851, or 20.7%, from $100,729 for the year ended December 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2006, we had an accumulated deficit of $1,028,878 and had cash and cash equivalents of approximately $4,539. We have historically financed our business through officer loans and lines of credit and cash provided by operations.

On January 18, 2006, Dennis Gentles, our president, secretary, chief financial officer and one of our directors, loaned us $89,880. On February 23, 2006, Mr. Gentles loaned us an additional $427,500. Both loans have the interest rate of 8% and are due on demand. During the years ended December 31, 2005 and 2004, we borrowed from Mr. Gentles $50,397 and $29,964, respectively. As of September 30, 2006, the cumulative amount we owe Mr. Gentles is $591,220.

On September 18, 2006, we sold 1,818,182 shares of our common stock to a private investor in exchange for $100,000 in cash.

Net cash used by operating activities for the nine months ended September 30, 2006 was approximately $997,000, as compared to approximately $30,081 provided during the same period in 2005. The change is primarily the result increased Marketing activities. Net cash used by operating activities for the year ended December 31, 2005 was approximately $57,256 as compared to $110,895 used for the year ended December 31, 2004. The decrease in cash used in operating activities was primarily the result of a decrease in payroll expense.

Net cash provided by investing activities was approximately $393,000 for the nine months ended September 30, 2006 compared to approximately $0 used in the first nine months of 2005. The increase was primarily a result of cash received from the acquisition of SST Corp. Net cash used by investing activities was approximately $41 for the year ended December 31, 2005, as compared to net cash used of approximately $2,700 for the year ended December 31, 2004. The decrease was primarily a result of decreased purchases of property and equipment.

Net cash provided by financing activities was approximately $603,000 for the nine months ended September 30, 2006 as compared to approximately $55,969 provided for the nine months ended September 30, 2005. The increase was primarily due to loans for related parties. Net cash provided by financing activities was approximately $56,000 for the year ended December 31, 2005 compared to cash provided in the amount of $110,600 for the year ended December 31, 2004. The decrease in cash provided was primarily due to issuance of less stock , and not borrowing as much.

Our capital requirements, including development costs related to new consumer electronics products and expansion of our operations, have been, and will continue to be significant. .  We believe that our current working capital and cash generated from operations will not be sufficient to meet our cash requirements for the next twelve months.  If we are not successful in generating sufficient cash flows from operations or in raising additional capital when required in sufficient amounts and on acceptable terms, these failures could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company’s then-current stockholders would be diluted. Our independent public accountant has included as a footnote in their report on our financial statements, stating that certain factors raise substantial doubt about our ability to continue as a going concern.

There can be no assurance that we will be able to raise any required capital necessary to achieve our targeted growth rates and future continuance on favorable terms or at all.

OFF-BALANCE SHEET ARRANGEMENTS

None.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following summarizes our contractual obligations and other commitments at September 30, 2006, and the effect such obligations could have on our liquidity and cash flow in future periods:

Amount of Commitment Expiring by Period

	Less than 1 year	1 to 3 years	4 to 5 years	Total

Operating Leases	$30,000	$—	$—	$—

Item 3.        Description of Property.

DESCRIPTION OF PROPERTY

We currently lease warehouse and office space at two locations in Las Vegas, Nevada. We occupy approximately 1,114 square feet of office space and 731 square feet of warehouse space at 6320 Mcleod Dr. #3 Las Vegas, NV 89120, where our monthly rent is $2,339. This lease expires in February 1, 2007. We also lease approximately 350 square feet of office space at 2595 Chandler Ave Las Vegas, NV 89120, where our monthly rent is $492. This lease expires in September 1, 2006. Furthermore we utilize approximately 1,000 square feet of a 25,000 square foot public warehouse located at 2550 Sunset Blvd, Las Vegas NV, where our month to month rent is approximately $350. Management believes that our current facilities are adequate and suitable for our present business.

Item 4.        Security Ownership of Certain Beneficial Owners and Management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 1, 2007 information regarding the beneficial ownership of our Common Stock with respect to each of our executive officers, each of our directors, each person known by us to own beneficially more than 5% of the Common Stock, and all of our directors and executive officers as a group. The term “executive officer” is defined as the Chief Executive Officer/President and the Chief Financial Officer. Beneficial ownership including the number and percentage of shares owned is determined in accordance with Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”) and is generally determined by voting power and/or investment power with respect to securities.   Each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except where otherwise noted.

Name, Address and Title	Total Number of Shares of Common Stock	Percentage Ownership of Common Stock (1)

Dennis Gentles (2) Chief Executive Officer, President, acting Chief Financial Officer and Director 6320 Mcleod Drive, #3 Las Vegas, NV 89120	241,326,417	73.55%
Directors and Executive Officers as a Group (1 person)	241,326,417	73.551%

(1)	Based upon 125,906,353 shares of Common Stock outstanding as of January 1, 2007.

(2)
Includes 10,000,000 shares of Common Stock issuable upon the conversion of a fully vested option, 192,000,000 shares issuable upon conversion of 19,200,000 shares of convertible preferred stock, and 187,750 shares of Common Stock owned by Dorben Gentles, Dennis Gentles’ spouse.

Item 5.        Directors and Executive Officers, Promoters and Control Persons.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information regarding our current directors and executive officers.

Name	Age	Position
Dennis Gentles	32	Chief Executive Officer, President, acting Chief Financial Officer and Director

Our directors are elected at each annual meeting of the shareholders, and their term of office runs until the next annual meeting of the shareholders and until their successors have been elected.

There are no family relationships among any of the directors or officers of Klegg Electronics, Inc. or its subsidiaries. There is no arrangement or understanding between or among our officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current Board of Directors. As disclosed elsewhere in this Form 10-SB Registration Statement, we currently have one executive officer and one director, Mr. Gentles. Mr. Gentles has an employment agreement with the Company described under Part I, Item 6 of this Registration Statement.

Our director and executive officers has not, during the past five years,

•	had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

•
been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

BUSINESS EXPERIENCE

Dennis Gentles has served as the Chairman of the Company’s Board of Directors, Chief Executive Officer and President since November June 2005. Since this time, Mr. Gentles has devoted substantially all of his professional time to the Company.   Mr. Gentles is an experienced entrepreneur, with over 12 years experience running and managing sales and administrative personnel. Mr. Gentles has extensive experience as CEO of a successful IT consulting firm. Mr. Gentles’ background includes project management, product development, business analysis, and strategic planning. As a consultant Mr. Gentles has led IT projects in a variety of organizations such as Lockheed Martin, IBM, and Citibank. Additionally Mr. Gentles has been involved in developing business functions at startup organizations such as WebEx, People Support, and Jetblue Airways. In the consumer electronics industry, Mr. Gentles has led projects and consulted with executive management at firms such as ReplayTV and Sonicblue.

AUDIT COMMITTEE

We currently do not have an audit committee. Our entire board of directors performs the functions of the audit committee.

No individual on our Board of Directors possesses all of the attributes of an audit committee financial expert and no one on our Board of Directors is deemed to be an audit committee financial expert. Also none of our directors is independent. Responsibility for our operations and financial reporting is centralized within management, which is comprised of 4 full time people. We utilize the assistance of others, such as Vern Barkdull, our outside financial consultant, to help us with the preparation of our financial information. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our Board of Directors however we are not, at this time, able to attract such a person to our Board of Directors.

COMPENSATION COMMITTEE

We do not currently have a compensation committee. Our entire Board of Directors performs the functions of a compensation committee.

Item 6.        Executive Compensation.

Summary of Compensation

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below, for the fiscal year ended December 31, 2006. The following table summarizes all compensation for fiscal year 2006 received by our Chief Executive Officer and President, and all officers who earned more than $100,000 in fiscal year 2006.

Summary Compensation Table

Name and principal position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Nonquali-fied Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)

Dennis Gentles, Chief Executive Officer, President and Chief Financial Officer	2006	$293,391	(1)	-0-	-0-	-0-	-0-	-0-	-0-	$293,391

(1) Includes accrued salary in the amount of $185,430.

The following table sets forth certain information concerning stock option awards granted to our executive officers and our directors. No options were exercised by our executive officers or directors during the last fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

Dennis Gentles (1)	10,000,000	0		(3)	6/3/2015	0	N/A		N/A
Dennis Gentles (2)			500,000	(3)	N/A			500,000

(1) This option is fully vested.

(2) Mr. Gentles will be entitled to this option if the Company earns a net profit in fiscal year 2007. The option will be fully vested on the date of grant.

(3) The exercise price is the lower of $0.05 per share, or at one half of the average Bid price of the Common Stock for a period of 30 days prior to the exercise date.

Compensation of Directors

Directors do not currently receive compensation for their services as directors, but we plan to reimburse them for expenses incurred in attending board meetings.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

The following discussions provide only a brief description of the documents described below. The discussions are qualified by the full text of the agreements.

We have an employment agreement with our Chief Executive Officer, Dennis Gentles, that provides for a base salary of $10,000 per month and bonus salary in amount to be determined by the Board of Directors if the Company realizes a net profit for during any fiscal year, not to exceed $350,000 in any one year. The agreement also provides for a fully vested option to purchase 10,000,000 shares of the Company’s Common Stock at the lower of $0.05 per share, or at one half of the average bid price of the Common Stock for a period of 30 days prior to the exercise date. For each fiscal year during the term of the agreement wherein a net profit has been realized by the Company, Mr. Gentles will be granted an option to purchase 500,000 shares of Common Stock at the same exercise price herein described. The dated of the agreement is June 3, 2005 with a term of 36 months.

Item 7.        Certain Relationships and Related Transactions.

On June 3, 2005, our Board of Directors approved the issuance of Two Hundred Million (200,000,000) shares of restricted common stock of the Company to Dennis Gentles, our Chief Executive Officer, President and Director, in exchange for all of his common stock of Klegg Audio North America, as per an Acquisition Agreement between the two companies dated June 3, 2005.

On September 7, 2005, Mr. Gentles retired One Hundred Ninety-Two Million (192,000,000) shares of common stock of the Company to the Company’s treasury.

Item 8.        Description of Securities.

Our Articles of Incorporation provide for authority to issue 500,000,000 shares of Common Stock at $0.001 par value and 20,000,000 shares of Class A Preferred Stock at $0.001 par value.

We presently have issued and outstanding 125,906,353 shares of Common Stock and 19,200,000 shares of Preferred Stock which are convertible at anytime into 192,000,000 shares of our Common Stock.

Common Stock

Holders of the Common Stock are entitled to one vote per share on all matters subject to shareholder vote. If the Board of Directors were to declare a dividend out of funds legally available therefore, all of the outstanding shares of Common Stock would be entitled to receive such dividend ratably. We have never declared dividends and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of Common Stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities.

Preferred Stock

Holders of the Class A Preferred Stock are entitled to voting rights of 100 to 1 over Common Stock. The Class A Preferred Stock is convertible into shares of Common Stock at a ratio of 10:1 over Common Stock.

PART II

Item 1.        Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our Common Stock is currently traded in the over-the-counter market and quoted on the Pink Sheets under the symbol “KLGE.PK” The Pink Sheet is a centralized quotation service operated by Pink Sheets LLC, which collects and publishes market maker quotes for over-the-counter securities. No assurances can be given that our Common Stock will continue to be so quoted. The trading of our Common Stock is limited and sporadic.

The following table sets forth, for the respective periods indicated, the high and low bid information for our Common Stock in the over-the-counter bulletin board as reported by http://finance.yahoo.com. The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions. At December 31, 2006, our Common Stock had a closing bid price of $.07. All bid prices below have been rounded to the nearest whole cent.

	Bid Prices
	High		Low
Fiscal Year Ended December 31, 2004
Fourth Quarter	$	N/A	$	N/A
Third Quarter	$	N/A	$	N/A
Second Quarter	$	N/A	$	N/A
First Quarter	$	N/A	$	N/A

Fiscal Year Ended December 31, 2005
Fourth Quarter		$1.15		$.51
Third Quarter	$	N/A	$	N/A
Second Quarter	$	N/A	$	N/A
First Quarter	$	N/A	$	N/A

Fiscal Year Ending December 31, 2006
Fourth Quarter		$.15		$.04
Third Quarter		$.25		$.09
Second Quarter		$.33		$.13
First Quarter		$3.00		$.20

Stockholders of Record

As of January 1, 2006, there were approximately 80 holders of record of our Common Stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name. We presently have issued and outstanding 125,906,353 shares of Common Stock.

Dividends

We have never declared or paid any cash dividends on our Common Stock and do not expect to declare or pay any cash dividends in the foreseeable future.

Transfer Agent

Our transfer agent is Integrity Stock Transfer, 2920 N. Green Valley Parkway, Building 5, Suite 527, Henderson, Nevada 89014. Their telephone number is (702) 317-7757.

Equity Compensation Plan Information

We do not currently have an equity compensation plan.

Item 2.        Legal Proceedings.

The Company is not involved in any material legal proceedings.

Item 3.        Changes in or Disagreements with Accountants.

There have been no changes in or disagreements with the Company’s independent auditors.

The Company engaged its independent auditors, JohnsonStout CPAs, Ltd., of Las Vegas, Nevada on July 6, 2006. Prior to that, the Company did not engage or retain the services of an independent auditor.

Item 4.        Recent Sales of Unregistered Securities.

On July 16, 2003, the Company issued 5,000,000 shares to Richard Taulli for $5,000 of corporate administrative services. The free trading shares, originally issued to Mr. Taulli as restricted common stock, have been sold by the original shareholder to persons that are not affiliates of the Company, none of whom are officers, directors or owners of 10% or more of the Company’s shares; and with respect to these shares, at least two years have elapsed since the later of the date the shares were acquired from the Company by the original shareholder, prior to the date of the sales to the non-affiliates. Further, the shares have not been registered with the Securities and Exchange Commission (the “SEC” or “Commission”) because they are believed to be exempt from registration under federal exemption statutes set forth by the Securities Act Section 4(1) and Rule 144(k).

On March 31, 2004, the Company completed an offering of 1,000,000 shares of common stock at a price of $.01 per share. The offering was made under a registration statement made effective by the Nevada Commission of Securities on March 27, 2004, and pursuant to SEC Rule 504, at a price of $0.01 ($10,000). The tradability of these shares is further supported by legal opinion from counsel, which is maintained in the corporate books of the Company. The shares have not been registered with the Securities and Exchange Commission because they were offered or sold in an exempt offering, pursuant to SEC Rule 504. The Commission has not made an independent determination that the securities offered hereunder are exempt from registration.

On June 3, 2005, the Board of Directors approved the issuance of Two Hundred Million (200,000,000) shares of its restricted common stock to Dennis Gentles, President and Director of the Company, in exchange for all of his common stock of Klegg Audio North America, as per an Acquisition Agreement between the two companies dated June 3, 2005.

On September 7, 2005, Dennis Gentles retired One Hundred Ninety-Two Million (192,000,000) shares of the common stock of the Company to the Company’s treasury.

On October 3, 2005, the shareholders and directors of the Company approved the issuance of one share in exchange for each issued share of Klegg Audio North America. The shareholders of Klegg Audio North America, Inc. surrendered their original stock certificates in exchange for shares of the Company. All 1,000,000 shares issued were exchanged. Nate Hughes was issued 375,750 shares, John Thomas was issued 360,000 shares, Dorben Gentles was issued 174,250 shares, Scott Kaplan was issued 45,000 shares, and Lamar Harrison was issued 45,000 shares.

Item 5.        Indemnification of Directors and Officers.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do not provide for any specific limit on the liability of our directors or officers. However, we intend to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws. Our Bylaws provide that we shall, to the fullest extent allowed under Nevada General Corporation Law, defend, indemnify and hold harmless our directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own gross negligence or willful misconduct. We are also contractually committed to indemnify each of Mr. Nunn and Mr. Wensveen, our directors and executive officers, under the terms of their employment agreements with the Company for liability incurred as a result of acts performed by such person in his capacity as an officer of the Company, including reasonable legal expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

KLEGG ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006 AND 2005

KLEGG ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006 AND 2005

JohnsonStout CPAs, Ltd.
723 S. Third Street
Las Vegas, NV 89101
Tel: (702) 309-6227
Fax: (702) 309-6231

KLEGG ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 AND 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Klegg Electronics, Inc. and Subsidiaries:

We have reviewed the accompanying balance sheet of Klegg Electronics, Inc. and Subsidiaries as of September 30, 2006 and 2005, and the related statements of income, stockholders’ equity and cash flows for the nine-month period ended September 30, 2006 and 2005. These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the consolidated financial statements, the Company has incurred significant losses from operations and has a working capital deficiency. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Las Vegas, Nevada
January 31, 2007

ASSETS
	2006	2005
Current Assets:
Cash and cash equivalents	$4,539	$2,349
Accounts receivable	180,566	57,435
Inventory	240,318	25,238
Loan from officer	-	21,779
Prepaid expenses	66,405	-

Total current assets	491,828	106,801

Property and Equipment, Net	26,357	2,078

Other Assets:
Patent, net	4,241,753	-
Goodwill	129,446	-
Other	40,587	-

Total other assets	4,411,786	-

Total Assets	$4,929,971	$108,879

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$52,651	$5,766
Accrued expenses	41,554	39,053
Short-term debt	3,319	1,000
Due to majority shareholder	591,220	-

	688,744	45,819

Long-Term Debt, Net of Current Maturities	-	-

Total liabilities	688,744	45,819

Stockholders' Equity:
Common stock, $.001 par value, 500,000,000 shares authorized;
93,930,723 and 63,402,400 shares issued and outstanding	38,621	26,410
Preferred stock, $.001 par value, 20,000,000 shares
authorized; 19,200,000 shares issued and outstanding	19,200	19,200
Additional paid-in capital	5,212,284	201,847
Accumulated deficit	(1,028,878)	(184,397)

Total stockholders' equity	4,241,227	63,060

Total Liabilities and Stockholders' Equity	$4,929,971	$108,879

See accountants’ report and notes to the financial statements.

	2006	2005

Sales	$452,124	$160,884

Cost of Sales	236,883	91,015

Gross Profit	215,241	69,869

Selling, General and Administrative Expenses	966,020	57,812

Other Income (Expense):
Interest expense	(2,184)	(417)

Net Income (Loss)	$(752,963)	$11,640

Earnings per share:
Basic and diluted weighted average number of
common shares outstanding	72,066,886	42,577,053

Basic and diluted net income (loss) per share	$(0.01)	$0.0004

See accountants’ report and notes to the financial statements.

KLEGG ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Total
Balance, January 1, 2005	14,400,000	$6,000	-	-	$70,483	$(196,037)	$(119,554)

Shares issued for services	2,400	10	-	-	-	-	10

Reverse acquisition of Klegg Audio
North America, Inc.	49,000,000	20,400	19,200,000	19,200	131,364	-	170,964

Net income	-	-	-	-	-	11,640	11,640

Balance, September 30, 2005	63,402,400	26,410	19,200,000	19,200	201,847	(184,397)	63,060

Net loss	-	-	-	-	-	(91,518)	(91,518)

Balance, January 1, 2006	63,402,400	26,410	19,200,000	19,200	201,847	(275,915)	(28,458)

Shares issued for cash	1,818,182	727	-	-	99,273	-	100,000

Shares issued for services	4,461,376	1,785	-	-	41,110	-	42,895

Acquisition of subsidiary	24,248,765	9,700	-	-	4,870,053	-	4,879,753

Net loss	-	-	-	-	-	(752,963)	(752,963)

Balance, September 30, 2006	93,930,723	$38,621	19,200,000	$19,200	$5,212,284	$(1,028,878)	$4,241,227

See accountants’ report and notes to the financial statements

KLEGG ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2006
	2006	2005
Operating Activities:
Net income (loss)	$(752,963)	$11,640
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	91,072	404
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(169,418)	(57,435)
(Increase)/Decrease in inventory	(153,809)	58,986
(Increase)/Decrease in prepaid expenses	(66,405)	-
(Increase)/Decrease in loan from officer	-	(21,779)
(Increase)/Decrease in other assets	(2,008)	-
Increase/(Decrease) in accounts payable	14,885	(800)
Increase/(Decrease) in accrued expenses	41,554	(100,947)

Net cash used in operating activities	(997,092)	(109,931)

Investing Activities:
Cash received from acquisition of subsidiary	500,000	-
Acquisition of intangible asset	(79,446)	-
Acquisition of property and equipment	(27,445)	-

Net cash provided by investing activities	393,109	-

Financing Activities:
Proceeds from issuance of stock	100,000	170,974
Proceeds from related party borrowings	540,823	(29,964)
Principle payments on debt	(37,674)	(35,431)

Net cash provided by financing activities	603,149	105,579

Decrease in Cash and Cash Equivalents	(834)	(4,352)

Cash and Cash Equivalents, January 1	5,373	6,701

Cash and Cash Equivalents, September 30	$4,539	$2,349

Supplemental Schedule of Noncash Investing and Financing Activities:
Issuance of stock for services	$42,895	$10
Issuance of stock for acquisition of subsidiary	$4,879,753	$170,964

See accountants’ report and notes to the financial statements.

KLEGG ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 AND 2005

1. Organization and Basis of Presentation

Klegg Electronics, Inc. (the Company) (formerly Global Aerial Surveillance, Inc.) was incorporated under the laws of the state of Nevada on July 16, 2003. The Company was formed to manufacture and market consumer electronics in the United States. On June 3, 2005, Global Aerial Surveillance, Inc. changed its name to Klegg Electronics, Inc. On June 3, 2005, Klegg Electronics, Inc. entered into a share exchange agreement with Klegg Audio North America, Inc., whereby Klegg Audio North America, Inc. became a wholly-owned subsidiary of Klegg Electronics, Inc. The agreement provided for the exchange of 200,000,000 shares of the Company’s common stock for 7,997,750 shares or 100% of the outstanding common stock of Klegg Audio North America, Inc.

At the date of the exchange, the Company had 203,400,400 shares of common stock outstanding. Therefore, the shareholders of Klegg Audio North America, Inc. owned approximately 98.8% of the stock of Klegg Electronics, Inc. after consummation of the transaction. Accordingly, a change in control of the Company occurred in connection with the share exchange and the acquisition was deemed a “reverse acquisition” for accounting purposes. At the date of the acquisition, Global Aerial Surveillance, Inc. had no assets or liabilities. The reverse acquisition was accounted for as a recapitalization of Klegg Audio North America, Inc.. The financial statements are those of Klegg Audio North America, Inc. prior to June 2, 2005. As a result of the share exchange agreement, Klegg Audio North America, Inc. has become a wholly-owned subsidiary of Klegg Electronics, Inc.

Klegg Audio North America, Inc. was formed in November 4, 2003 in the state of Delaware to engage in the production and sale of consumer electronic products that include plasma and liquid crystal display television equipment, integrated home theater systems, audio/visual receivers, media servers, and MP3 players. During 2003, Klegg Audio North America, Inc. entered into a licensing relationship with Klegg Audio Europe and became the exclusive distributor of Klegg products throughout North and South America.

On June 20, 2006, the Company entered into an agreement to acquire Smart Speaker Technologies, Inc. (SSTI) from UTEK Corporation (a Delaware corporation) (UTEK). Pursuant to the terms of the agreement, the Company issued 24,148,765 shares of its common stock to the shareholders of UTEK in exchange for 100% of the outstanding stock of SSTI. The acquisition of SSTI gives the Company the rights to develop and market a proprietary technology owned by SSTI in the form of a technology patent. As a result of the acquisition, SSTI became a wholly-owned subsidiary of the Company.

2. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of Klegg Electronics, Inc. and its wholly-owned subsidiaries, Klegg Audio North America, Inc. and Smart Speaker Technology, Inc. Inter-company balances or transactions, if any, have been eliminated through consolidation.

KLEGG ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006

2. Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

The Company considers those short-term, highly liquid investments with original maturities of three months or less as cash and cash equivalents.

Property and Equipment

Property and equipment is stated at historical cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which are five years.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company assesses potential impairments to its long-lived assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss may be required to be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or group of such assets) is less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and charged to the results of operations. At September 30, 2006 it was determined that there were no impairment adjustments required to be made to the carrying amount of the Company’s long-lived assets.

Income Taxes

The Company records deferred income taxes using the liability method as prescribed under the provisions of SFAS No. 109. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company’s assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of the deferred tax assets will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

KLEGG ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006

2. Summary of Significant Accounting Policies (Continued)

Recently Issued Accounting Pronouncements

SFAS No. 151, Inventory Costs, which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material.

SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions, which amends SFAS No. 66, Accounting for Sales of Real Estate. Statement 152 references the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, Accounting for Real Estate Time-Sharing Transactions.

SFAS No. 153, Exchanges of Nonmonetary Assets, which is an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.

SFAS No. 123 (Revised), Share-Based Payment, is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. This statement establishes standards for the accounting transactions in which an entity exchanges its equity instruments for goods or services, and also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are base on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle.

The Company believes that the above standards will not have a material impact on its financial position, results of operations or cash flows.

Revenue Recognition

Revenue is recognized when the price of the products are reasonably determinable, the product has been delivered, title has been transferred to the customer and collection of the sales price is reasonably assured.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined by specific identification.

KLEGG ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006

3.  Property and Equipment

Property and equipment at September 30, 2006 consists of the following:

	2006	2005
Computer equipment	$914	$914
Office equipment	29,263	1,778
	30,177	2,692
Less: accumulated depreciation	(3,820)	(614)
	$26,357	$2,078

Depreciation expense for the nine months ended September 30, 2006 and 2005 was $3,072 and $404, respectively.

4.  Related Party Transactions

During the periods ended September 30, 2006 and 2005, the Company borrowed amounts from its majority stockholder to fund operating activities. The cumulative amounts owed to the majority stockholder was $591,220 and $-0- at September 30, 2006 and 2005, respectively.

On June 3, 2005, the Company’s Board of Directors approved the issuance of 200,000,000 shares of restricted common stock of the Company to its chief executive officer, president, director and majority shareholder in exchange for 100% of his common stock interest in Klegg Audio North America, Inc. The stock of the Company issued in exchange for the common stock of Klegg Audio North America, Inc. occurred pursuant to an acquisition agreement between the Company and Klegg Audio North America, Inc. dated June 3, 2005 (see Note 1).

On August 24, 2005, the majority shareholder of the Company retired 192,000,000 shares of his common stock to the Company’s treasury in exchange for 19,200,000 shares of class A preferred stock.

5.  Income Taxes

No provision was made for income taxes since the Company has incurred operating losses since its inception. Differences between financial statement and tax losses consist primarily of the reduction of amounts recorded for non-cash compensation and depreciation. Net operating losses may be used to reduce taxable income in future years and begin expiring during the year 2023.

The Company has a deferred tax asset at September 30, 2006, relating to the net operating losses incurred to date. The Company recognized a valuation allowance of 100% of the deferred tax assets as of September 30, 2006.

KLEGG ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006

6. Short-Term Debt

Short-term debt consists of a loan to the Company with an interest rate of 17.99% and monthly payments of $587.19. This loan is scheduled to be paid off within one year of the balance sheet date.

7. Stockholders’ Equity (Deficiency)

During various stages of operations, the Company issued shares of common stock for services with a corresponding charge to expense.

The following transactions were recorded and are reflected in the statement of stockholders’ equity for the nine months ended September 30, 2006 and 2005:

•	2,400 shares of common stock issued for service

•	49,000,000 shares of common stock issued issued for acquisition of Klegg Audio North America, Inc. stock

•	1,818,182 shares of common stock issued for cash

•	4,461,376 shares of common stock issued for services

•	24,248,765 shares of common stock issued for acquisition of Smart Speaker Technologies, Inc.’s stock and Klegg Europe’s stock.

During January 2006, the Company entered into an agreement to purchase all registered and unregistered trademarks, domain name registrations, the “Klegg” brand name, and goodwill from Klegg Audio Europe, Ltd. Pursuant to the agreement, the Company was required to pay approximately $87,000 in six monthly installments ceasing on June 15, 2006. In addition to the cash consideration paid to Klegg Audio Europe, Ltd., the Company also issued 100,000 shares of its common stock as part of the purchase agreement.

On September 18, 2006, the Company sold 1,818,182 shares of its common stock to one accredited investor in a private transaction pursuant to an exemption provided by Regulation D, Section 4(2) of the Securities Act of 1933, as amended.

KLEGG ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006

8. Commitments and Contingencies

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Through September 30, 2006 the Company had incurred a loss of $752,963, and current liabilities exceeded current assets of the Company by $196,916. The Company’s success of attaining profitable operations is dependent upon obtaining financing adequate to fulfill its plan to market and sell its products. Management’s plan of operations anticipates that the cash requirements for the next twelve months will be met by obtaining capital contributions through the sale of its common stock and cash flows from operations. There is no assurance that the Company will be able to successfully implement management’s plan.

Miscellaneous Legal Matters

The Company is involved in various legal actions that relate to routine matters incidental to its business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

9. Subsequent Events

On October 30, 2006, the Company completed the acquisition of Universal Wireless Technologies (UWT) from UTEK Corporation in exchange for 28,771,428 shares of common stock, which made UWT a wholly-owned subsidiary of the Company. UWT owns the exclusive license to market and develop products for a certain technology.

10. Patent

A technology patent was acquired in June 2006 which gives the Company the unrestricted ability to produce loudspeaker systems with feedback control for improved bandwidth and distortion reduction. This patent was originally filed in December 1998 and has a life of 20 years from the file date. Amortization expense for the nine months ended was $88,000.

KLEGG ELECTRONICS, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Klegg Electronics, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheets of Klegg Electronics, Inc. and Subsidiary (the Company) as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the years in the two-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Klegg Electronics, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the consolidated financial statements, the Company has incurred significant losses from operations and has a working capital deficiency. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

JohnsonStout CPAs, Ltd.
Las Vegas, Nevada
October 16, 2006

KLEGG ELECTRONICS, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

JohnsonStout CPAs, Ltd.
723 S. Third Street
Las Vegas, NV 89101
Tel: (702) 309-6227
Fax: (702) 309-6231

KLEGG ELECTRONICS, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Klegg Electronics, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheets of Klegg Electronics, Inc. and Subsidiary (the Company) as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the years in the two-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Klegg Electronics, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the consolidated financial statements, the Company has incurred significant losses from operations and has a working capital deficiency. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Las Vegas, Nevada
October 16, 2006

KLEGG ELECTRONICS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$5,373	$6,701
Accounts receivable	6,832	-
Inventory	86,509	84,224

Total current assets	98,714	90,925

Property and Equipment, Net	1,984	2,482

Total Assets	$100,698	$93,407

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable	$37,766	$6,566
Accrued expenses	-	140,000
Current maturities of long-term debt	38,159	26,572
Due to majority shareholder	50,397	29,964

	126,322	203,102

Long-Term Debt, Net of Current Maturities	2,834	9,859

Total liabilities	129,156	212,961

Stockholders' Equity (Deficiency):
Common stock, $.001 par value, 500,000,000 and 75,000,000 shares shares authorized; 63,402,400 and 14,400,000 shares issued
and outstanding	26,410	6,000
Preferred stock, $.001 par value, 20,000,000 shares
authorized; 19,200,000 shares issued and outstanding	19,200	-
Additional paid-in capital	201,847	70,483
Accumulated deficit	(275,915)	(196,037)

Total stockholders' equity (deficiency)	(28,458)	(119,554)

Total Liabilities and Stockholders' Equity (Deficiency)	$100,698	$93,407

The accompanying notes are an integral part of these financial statements.

KLEGG ELECTRONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Sales	$226,942	$227,879

Cost of Sales	145,380	98,835

Gross Profit	81,562	129,044

Selling, General and Administrative Expenses	149,694	216,266

Other Income (Expense):
Interest expense	(11,746)	(13,507)

Net Loss	$(79,878)	$(100,729)

Earnings per share:
Basic and diluted weighted average number of
common shares outstanding	42,577,053	13,000,320

Basic and diluted net loss per share	$(0.01)	$(0.01)

The accompanying notes are an integral part of these financial statements.

KLEGG ELECTRONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock Outstanding	Amount	Preferred Stock Outstanding	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
Balance, January 1, 2004	4,800		$-	$-	$32,265	$(95,308)	$(63,041)

Shares issued for cash	2,400,000	1,000	-	-	9,000	-	10,000

Shares issued for services	11,995,200	4,998	-	-	25,218	-	30,216

Capital contribution	-	-	-	-	4,000	-	4,000

Net loss	-	-	-	-	-	(100,729)	(100,729)

Balance, December 31, 2004	14,400,000	6,000	-	-	70,483	(196,037)	(119,554)

Shares issued for services	2,400	10	-	-	-	-	10

Reverse acquisition of Klegg Audio
North America, Inc.	49,000,000	20,400	19,200,000	19,200	131,364	-	170,964

Net loss	-	-	-	-	-	(79,878)	(79,878)

Balance, December 31, 2005	63,402,400	$26,410	19,200,000	$19,200	$201,847	$(275,915)	$(28,458)

The accompanying notes are an integral part of these financial statements.

KLEGG ELECTRONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Operating Activities:
Net loss	$(79,878)	$(100,729)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	539	210
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(6,832)	-
(Increase)/Decrease in inventory	(2,285)	(84,224)
Increase/(Decrease) in accounts payable	31,200	3,848
Increase/(Decrease) in accrued expenses		70,000

Net cash used in operating activities	(57,256)	(110,895)

Investing Activities:
Acquisition of property and equipment	(41)	(2,692)

Financing Activities:
Proceeds from issuance of stock	30,964	14,000
Proceeds from related party borrowings	20,443	60,180
Proceeds from issuance of notes payable	4,562	36,431

Net cash provided by financing activities	55,969	110,611

Decrease in Cash and Cash Equivalents	(1,328)	(2,976)

Cash and Cash Equivalents, Beginning of Year	6,701	9,677

Cash and Cash Equivalents, End of Year	$5,373	$6,701

Supplemental Schedule of Noncash Investing and Financing Activities:
Settlement of liabilities through issuance of stock	$140,010.00	$30,216.00

The accompanying notes are an integral part of these financial statements.

KLEGG ELECTRONICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

1.	Organization and Basis of Presentation

Klegg Electronics, Inc. (the Company) (formerly Global Aerial Surveillance, Inc.) was incorporated under the laws of the state of Nevada on July 16, 2003. The Company was formed to manufacture and market consumer electronics in the United States. On June 3, 2005, Global Aerial Surveillance, Inc. changed its name to Klegg Electronics, Inc. On June 3, 2005, Klegg Electronics, Inc. entered into a share exchange agreement with Klegg Audio North America, Inc., whereby Klegg Audio North America, Inc. became a wholly-owned subsidiary of Klegg Electronics, Inc. The agreement provided for the exchange of 200,000,000 shares of the Company’s common stock for 7,997,750 shares or 100% of the outstanding common stock of Klegg Audio North America, Inc.

At the date of the exchange, the Company had 203,400,400 shares of common stock outstanding. Therefore, the shareholders of Klegg Audio North America, Inc. owned approximately 98.8% of the stock of Klegg Electronics, Inc. after consummation of the transaction. Accordingly, a change in control of the Company occurred in connection with the share exchange and the acquisition was deemed a “reverse acquisition” for accounting purposes. At the date of the acquisition, Global Aerial Surveillance, Inc. had no assets or liabilities. The reverse acquisition was accounted for as a recapitalization of Klegg Audio North America, Inc.. The financial statements are those of Klegg Audio North America, Inc. prior to June 2, 2005. As a result of the share exchange agreement, Klegg Audio North America, Inc. has become a wholly-owned subsidiary of Klegg Electronics, Inc.

Klegg Audio North America, Inc. was formed in November 4, 2003 in the state of Delaware to engage in the production and sale of consumer electronic products that include plasma and liquid crystal display television equipment, integrated home theater systems, audio/visual receivers, media servers, and MP3 players. During 2003, Klegg Audio North America, Inc. entered into a licensing relationship with Klegg Audio Europe and became the exclusive distributor of Klegg products throughout North and South America.

2.	Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of Klegg Electronics, Inc. and its wholly-owned subsidiary, Klegg Audio North America, Inc. Inter-company balances or transactions, if any, have been eliminated through consolidation.

Cash and Cash Equivalents

The Company considers those short-term, highly liquid investments with original maturities of three months or less as cash and cash equivalents.

KLEGG ELECTRONICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

2.	Summary of Significant Accounting Policies (Continued)

Property and Equipment

Property and equipment is stated at historical cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which are five years.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”, the Company reviews its long-lived assets for impairments. Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less that their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses then are measured by comparing the fair value of assets to their carrying amounts. The Company did not recognize an impairment loss at December 31, 2005 or 2004.

Earnings Per Share

The weighted average number of shares used for computing earnings per share has been restated to retroactively affect of various stock splits approved by the Board during the years ended December 31, 2005 and 2004.

Income Taxes

The Company records deferred income taxes using the liability method as prescribed under the provisions of SFAS No. 109. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company’s assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of the deferred tax assets will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

KLEGG ELECTRONICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

2.	Summary of Significant Accounting Policies (Continued)

Recently Issued Accounting Pronouncements

SFAS No. 151, Inventory Costs, which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material.

SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions, which amends SFAS No. 66, Accounting for Sales of Real Estate. Statement 152 references the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, Accounting for Real Estate Time-Sharing Transactions.

SFAS No. 153, Exchanges of Nonmonetary Assets, which is an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.

SFAS No. 123 (Revised), Share-Based Payment, is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. This statement establishes standards for the accounting transactions in which an entity exchanges its equity instruments for goods or services, and also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are base on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle.

The Company believes that the above standards will not have a material impact on its financial position, results of operations or cash flows.

Revenue Recognition

Revenue is recognized when the price of the products are reasonably determinable, the product has been delivered, title has been transferred to the customer and collection of the sales price is reasonably assured.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined by specific identification.

KLEGG ELECTRONICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

3.	Property and Equipment

Property and equipment at December 31, 2005 and 2004, consists of the following:

	2005	2004
Computer equipment	$914	$914
Office equipment	1,819	1,778
	2,733	2,692
Less: accumulated depreciation	(749)	(210)
	$1,984	$2,482

Depreciation expense for the years ended December 31, 2005 and 2004 was $539 and $210, respectively.

4.	Related Party Transactions

During the years ended December 31, 2005 and 2004, the Company borrowed amounts from its majority stockholder to fund operating activities. The cumulative amounts owed to the majority stockholder was $50,397 and $29,964 at December 31, 2005 and 2004, respectively.

On June 3, 2005, the Company’s Board of Directors approved the issuance of 200,000,000 shares of restricted common stock of the Company to its chief executive officer, president, director and majority shareholder in exchange for 100% of his common stock interest in Klegg Audio North America, Inc. The stock of the Company issued in exchange for the common stock of Klegg Audio North America, Inc. occurred pursuant to an acquisition agreement between the Company and Klegg Audio North America, Inc. dated June 3, 2005 (see Note 1).

On August 24, 2005, the majority shareholder of the Company retired 192,000,000 shares of his common stock to the Company’s treasury in exchange for 19,200,000 shares of class A preferred stock.

5.	Income Taxes

No provision was made for income taxes since the Company has incurred operating losses since its inception. Differences between financial statement and tax losses consist primarily of the reduction of amounts recorded for non-cash compensation and depreciation. Net operating losses may be used to reduce taxable income in future years and begin expiring during the year 2023.

The Company has deferred tax assets of $28,215 and $32,885 at December 31, 2005 and 2004, relating to the net operating losses incurred to date. The Company recognized a valuation allowance of 100% of the deferred tax assets as of December 31, 2005 and 2004.

9

KLEGG ELECTRONICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

6.	Long-Term Debt

Long-term debt consists of the following at December 31, 2005:

Note payable to Ashford Finance, due on demand at an interest rate of prime plus
plus 3%, secured by the assets of the Company	$32,389

Note payable to Accion New York, Inc., due in August 2007 with an interest rate
of 17.99% per annum, unsecured	8,604

Less: Current portion	(38,159)

Long-term debt	$2,834

Maturities of long-term debt are as follows:

2006	$38,159
2007	2,834

$40,993

7.	Stockholders’ Equity (Deficiency)

During various stages of operations, the Company issued shares of common stock for services with a corresponding charge to expense.

The following transactions were recorded and are reflected in the statement of stockholders’ equity (deficiency) for the years ended December 31, 2005 and 2004, and include retroactive adjustments to the outstanding stock as of December 31, 2005 and 2004, to reflect the effects of a 10 for 1 stock split approved by the Board on December 4, 2004, a 25 for 1 reverse stock split approved by the Board on April 12, 2005, and a 6 for 1 stock split approved by the Board on August 25, 2005:

•	2,400,000 shares of common stock issued for cash
•	11,995,200 shares of common stock issued for services
•	2,400 shares of common stock issued for services
•	49,000,000 shares of common stock issued for acquisition of Klegg Audio North America, Inc. stock

KLEGG ELECTRONICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004

8.	Commitments and Contingencies

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Through December 31, 2005 and 2004, the Company had incurred losses of $79,878 and $100,729, and liabilities exceeded the assets of the Company by $28,458 and $119,554, respectively. The Company’s success of attaining profitable operations is dependent upon obtaining financing adequate to fulfill its plan to market and sell its products. Management’s plan of operations anticipates that the cash requirements for the next twelve months will be met by obtaining capital contributions through the sale of its common stock and cash flows from operations. There is no assurance that the Company will be able to successfully implement management’s plan.

Miscellaneous Legal Matters

The Company is involved in various legal actions that relate to routine matters incidental to its business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

9.	Subsequent Events

During January 2006, the Company entered into an agreement to purchase all registered and unregistered trademarks, domain name registrations, the “Klegg” brand name, and goodwill from Klegg Audio Europe, Ltd. Pursuant to the agreement, the Company was required to pay approximately $87,000 in six monthly installments ceasing on June 15, 2006. In addition to the cash consideration paid to Klegg Audio Europe, Ltd., the Company also issued 100,000 shares of its common stock as part of the purchase agreement.

On June 20, 2006, the Company entered into an agreement to acquire Smart Speaker Technologies, Inc. (SSTI) from UTEK Corporation (a Delaware corporation) (UTEK). Pursuant to the terms of the agreement, the Company issued 24,148,765 shares of its common stock to the shareholders of UTEK in exchange for 100% of the outstanding stock of SSTI. The acquisition of SSTI gives the Company the rights to develop and market a proprietary technology owned by SSTI in the form of a technology patent. As a result of the acquisition, SSTI became a wholly-owned subsidiary of the Company.

On September 18, 2006, the Company sold 1,818,182 shares of its common stock to one accredited investor in a private transaction pursuant to an exemption provided by Regulation D, Section 4(2) of the Securities Act of 1933, as amended.

On October 30, 2006, the Company completed the acquisition of Universal Wireless Technologies (UWT) from UTEK Corporation in exchange for 28,771,428 shares of common stock, which made UWT a wholly-owned subsidiary of the Company. UWT owns the exclusive license to market and develop products for a certain technology.

PART III

Item 1.     Index to Exhibits.

Item 2.     Description of Exhibits.

Exhibit No.	Description of Exhibit

3.1	Charter of Klegg Electronics, Inc. as filed in the State of Nevada

3.2	Certificate of Designation for Class A Preferred Stock as filed in the State of Nevada

3.3*	Certificate of Correction for Class A Preferred Stock as filed in the State of Nevada

3.4*	Bylaws of Klegg Electronics, Inc.

10.1*	Employment Agreement with Dennis Gentles

11	Computation of Per Share Earnings

21*	Subsidiaries of the Registrant as of February __, 2007

23	Consent of JohnsonStout CPAs, Ltd.

99.1	Specimen Common Stock Certificate
___________
* To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KLEGG ELECTRONICS, INC.

Date: February 12, 2007	By:	/s/ Dennis Gentles
Name: Dennis Gentles
Title: Chief Executive Officer, President and Director